Exhibit 99.1

Wayside Technology Group Appoints Ross Crane to Board of Directors

EATONTOWN, N.J.,  December 11, 2019 — Wayside Technology Group, Inc. (NASDAQ: WSTG) announces the appointment of Ross Crane to the Board of Directors effective December 11, 2019. With the appointment of Crane, Wayside's Board consists of six directors, all of whom are independent under the listing standards of NASDAQ and four of whom have been appointed in the past two years.

Crane has extensive senior executive experience in technology distribution, manufacturing, and consumer electronic products. From 2011 to 2019, he served as Executive Vice President, Chief Financial Officer for Nexeo Solutions, the third largest chemical and plastics distributor in the world with $4B in annual revenue. From 2008 to 2011, Crane served as Chief Financial Officer for Belkin International, a large manufacturer of consumer electronic products and accessories. He also served in a variety of senior finance and operational roles with Ingram Micro Inc. from 2005 to 2008 and Avnet Inc. from 1994 to 2005.

"Ross brings a strong background of executive level experience with large corporations in technology and industrial distribution. He has proven expertise in finance, mergers and acquisitions, and business transformation. As we implement our strategic plan, we look forward to having Ross' added insight and perspective on our board," said Andrew S. Bryant, director and chair of the Nominating and Corporate Governance Committee of the board of Wayside.

"Wayside is a world class specialty distributor, focused on the unique needs of new and growing technology providers.  I'm excited about the opportunity to join this refreshed board and talented and motivated management team and to contribute to the many exciting growth initiatives underway," said Crane.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) is an IT channel company and parent of Lifeboat Distribution, an international value-added distributor for Emerging Technology Vendors with solutions for Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud and Software & ALM. Lifeboat provides vendors access to thousands of VARs, MSPs, CSPs and other resellers. Lifeboat holds an IT-70 GSA contract vehicle that provides resellers and vendors with a competitive edge within the Public Sector.

Additional information can be found by visiting www.waysidetechnology.com

Forward Looking Statements

Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include the risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com